                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                         UNDER 17 C.F.R. SECTIONS  200.80(B)(4),
                                                            200.83 AND 240.24B-2


                                   SUPPLY AGREEMENT


                                       BETWEEN


                            NOVARTIS CONSUMER HEALTH, INC.

                                         AND

                                   CIMA LABS., INC.







                                                             Dated: July 1, 1998

TABLE OF CONTENTS


SECTION                                                                          PAGE
-------                                                                          ----
      Dated: July 1, 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.    Purchase and Sale; Product Specifications. . . . . . . . . . . . . . . . . . .3
3.    Price; Payment; Miscellaneous Terms and Conditions of Sale . . . . . . . . . .4
4.    Forecasts; Shipments; Orders . . . . . . . . . . . . . . . . . . . . . . . . .4
5.    Inspection of Shipments. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
6.    Trade Secrets and Confidentiality. . . . . . . . . . . . . . . . . . . . . . .7
7.    Safety and Health--Responsible Care. . . . . . . . . . . . . . . . . . . . . .9
8.    Quality of the Product; Certain Regulatory Matters . . . . . . . . . . . . . .9
9.    Changes in CIMA's Manufacturing Processes. . . . . . . . . . . . . . . . . . 11
10.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
11.   Term and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
12.   Meeting Product Supply Demands; Back-Up Supplier;
        Right to Manufacture . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
13.   Packaging and Labeling . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
14.   Recalls. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
15.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
16.   Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
17.   Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
18.   Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
19.   Waiver; Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
20.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
21.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
22.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
23.   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
24.   Parties' Relationship. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
25.   Novartis Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
26.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                                   SUPPLY AGREEMENT


This Supply Agreement, including all attached Annexes which are incorporated and made a part hereof, dated this First day of July, 1998 (the "Effective Date"), by and between NOVARTIS CONSUMER HEALTH, INC., a Delaware corporation, with offices at 560 MORRIS AVENUE, SUMMIT, NJ 07901-1312 ("Novartis"), and & CIMA LABS., INC., a Delaware corporation, with offices at 10000 Valley View Road, Eden Prairie, MN 55344-9361 ("CIMA"), sets forth the terms and conditions for the commercial supply of the Product (as defined in the License Agreement);

WHEREAS, Novartis and CIMA have simultaneously entered into the License Agreement, that establishes all terms and conditions relating to the license exclusivity of the Product, and both parties desire to proceed to commercialization of the Product; and

WHEREAS, CIMA owns or has rights to certain patents and know-how applicable to the Product; and

WHEREAS, CIMA has the requisite experience and facilities to manufacture and package the Product; and

WHEREAS, Novartis and its Affiliates wish to purchase commercial quantities of the Product from CIMA, and CIMA is willing to supply the Product exclusively to Novartis and its Affiliates for use in the Field and in the Territory, in each case, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS

The following terms shall have the meanings set forth below, or where indicated, for purposes of this Agreement. Defined terms used, but not defined, herein shall have the meaning assigned to them in the License Agreement.

"ACT" means the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time and all other applicable laws and regulations in any other Territory.

"BACK-UP SUPPLIER" shall have the meaning given thereto in Section 12.1 hereof.

"CGMP" means current good manufacturing practices as required by the Act.

"CIMA INDEMNIFIED PARTIES" shall have the meaning given thereto in Section
10.2 hereof.

"COMMERCIAL QUANTITIES" means quantities of the Product sufficient for launch and on-going market supply in the Territory consistent with the forecasting mechanism set forth in Article 4 of this Agreement.

"CONFIDENTIAL INFORMATION" shall have the meaning given thereto in Section
6.1 hereof.

"FDA" means the United States Food and Drug Administration.

"INITIAL TERM" shall have the meaning given thereto in Section 11.1 hereof.

"LICENSE AGREEMENT" means the License Agreement, between CIMA and Novartis, entered into simultaneously herewith.

"MANUFACTURING PROCESS" means the processes, means and procedures for the manufacture and production of the Product that CIMA developed for Novartis.

"NOVARTIS INDEMNIFIED PARTIES" shall have the meaning given thereto in
Section 10.1 hereof.

"NOVARTIS MANUFACTURING FACILITY" shall mean a manufacturing and/or packaging facility of Novartis or a Novartis Affiliate.

"ORDER DATE" shall have the meaning given thereto in Section 4.1(b) hereof.

"QUALITY ASSURANCE AGREEMENT" shall mean the Quality Assurance Agreement, between CIMA and Novartis, dated as of June 25, 1998, and attached hereto as ANNEX A.

"RELEASE DATE" shall have the meaning given thereto in Section 4.2(b) hereto.

"TECHNICAL INFORMATION" means all know how, trade secrets, inventions, data, technology and other information now owned or licensed by CIMA or hereafter acquired or licensed by CIMA during the term of this Agreement, including that related to the OraSolv Technology which are necessary or useful to the manufacture, packaging, use or sale of Products including, but not limited to, (i) medical, chemical and other scientific data, (ii) processes and analytic methodology used in the validation, stability testing and other testing or analysis of such Products and (iii) packaging and manufacturing data and processes.

"THIRD PARTY SUPPLIER" shall have the meaning given thereto in Section 12.3 hereof.

2.    PURCHASE AND SALE; PRODUCT SPECIFICATIONS

2.1   (a)    Except as otherwise specifically permitted in this Agreement, during the term of this Agreement, and subject to the provisions hereof, CIMA agrees to manufacture, package, and supply the Product exclusively to Novartis and its Affiliates in sufficient quantities to meet the total requirements, consistent with the forecasting mechanism set forth in Article 4 of this Agreement, of Novartis and its Affiliates for use in the Territory, and Novartis agrees to purchase from CIMA all of its requirements for the Product.

      (b) Product shall be supplied as finished product suitably packed for shipment to Novartis' distribution centers.

      (c) Except as otherwise specifically permitted in Article 12 of this Agreement, CIMA shall manufacture, package and supply the Product exclusively for Novartis for the term of this Agreement, including all renewal periods.

      (d) All orders for the Product shall be made pursuant to written purchase orders delivered to CIMA in accordance with ANNEX B and Article 4
hereof.   Such purchase orders shall reference this Agreement and shall be governed exclusively by the terms of this Agreement. Any term or condition in any purchase order, confirmation, invoice or other document furnished by CIMA or Novartis that is in any way inconsistent with these terms and conditions is hereby expressly rejected.

      (e) Novartis agrees to use reasonable good faith efforts consistent with prudent business judgment to pursue commercialization of the Product in the Territory; [...***...].

2.2   (a)    CIMA shall manufacture and package the Product supplied to
Novartis in accordance with the specifications set forth on the attached ANNEX A. No change in the specifications, methods, processes and/or procedures set forth in ANNEX A may be made unless (i) Novartis agrees in writing thereto or (ii) such change is required by (1) any regulatory agency which has jurisdiction over Novartis, CIMA and/or the Product or (2) by the U.S. Pharmacopoeia; PROVIDED, THAT, CIMA shall notify Novartis in writing prior to making any such required change. Any such change must also be made in compliance with Article 9 hereof. To the extent Novartis does not agree to a change necessary to incorporate an Improvement (as defined in the License Agreement), CIMA shall not be obligated to incorporate such Improvement in the Product; PROVIDED, HOWEVER, that CIMA shall remain otherwise obligated under the terms of this Agreement.

3.    PRICE; PAYMENT; MISCELLANEOUS TERMS AND CONDITIONS OF SALE

Pricing for commercial quantities of the Product shall be in accordance with the financial terms set forth in the Financial Agreement, ANNEX C, attached hereto and made part hereof, as developed and agreed to by Novartis and CIMA.

4.    FORECASTS; SHIPMENTS; ORDERS

4.1   (a)    In order to assist CIMA in planning its production, Novartis shall provide CIMA with a twelve (12) month rolling forecast of the quantities of Product required by Novartis, by month, for the following twelve (12) months. The first three (3) months of such projections shall constitute a binding commitment to order the quantity of Products forecast for such period, subject to Section 4.1 hereof. Projections for months four
(4) through twelve (12) shall be made in good faith and shall constitute Novartis' best estimates of future orders, but shall not be binding on Novartis. Novartis shall provide its first twelve (12) month forecast upon the Effective Date and each subsequent update will be provided no later than five (5) business days prior to the beginning of the next monthly period. Additionally, Novartis shall provide quarterly estimates for year two (2) of the forecast horizon, which quarterly estimates shall be made in good faith and shall constitute Novartis' best estimates of future orders, but which shall not be binding on Novartis. CIMA shall, no later than fifteen (15) business days after receipt of each such forecast, notify Novartis in writing of any prospective problems of which CIMA is aware that might prevent CIMA from meeting Novartis' forecasted order quantities or estimated delivery dates. Except as provided elsewhere in this Agreement and unless CIMA has previously identified to Novartis potential problems in meeting Novartis' forecasted requirements, CIMA shall be obligated to deliver during any month, pursuant to purchase orders provided under Section 4.1(b) hereof, up to [...***...] of Novartis' estimated purchases for such month. In addition, CIMA will make a good faith attempt to deliver all Product ordered in excess of [...***...] of Novartis' estimated requirements for the relevant month.

      (b) Novartis shall provide CIMA with its firm purchase orders for the Product in accordance with the lead-times and batch size increments specified in ANNEX B, however Novartis shall have the right, up to the date of manufacture, to issue binding change orders to increase or decrease such purchase orders by amounts of up to [...***...] of total SKUs ordered in such purchase order. To facilitate CIMA's responsiveness to changes in Novartis' requirements, while minimizing exposure to obsolescence, CIMA is authorized to procure necessary materials based upon the forecast plus an amount equal to [...***...] of the forecast. Manufacturing and procurement lead times, and the authorized procurement horizon are delineated in ANNEX B, attached hereto and made part hereof, as may be amended from time to time by mutual agreement of both parties. Novartis agrees to accept partial shipments of Product should, for any reason, it become necessary to ship in advance of order completion. CIMA shall make all commercially reasonable efforts to comply with any revisions to purchase order requirements consistent with the provisions of Section 4.1(a) and this Section 4.1(b). CIMA, within ten (10) business days after the date that a purchase order is deemed placed with it (the "Order Date"), shall acknowledge receipt of Novartis' order and confirm in writing that the order can be supplied. For purposes hereof, the Order Date shall be the earlier of (i) the date that CIMA receives the purchase order via mail and (ii) the date of receipt of the telecopied purchase order.

      (c) Novartis agrees to be held liable for all obsolescence of materials resulting from changes in Product or purchase order requirements, provided CIMA has ordered in accordance with the authorized procurement horizons specified in ANNEX B and/or standard container sizes and/or minimum order quantities. CIMA will use all reasonable commercial efforts to mitigate obsolescence potential. CIMA shall submit supporting documentation on all claims of obsolescence and requests for reimbursement thereof.

4.2   (a)    Each purchase order shall specify the quantity of Product
ordered and the required delivery date; PROVIDED THAT, such purchase order shall not specify a delivery date sooner than the lead times set forth in ANNEX B would permit calculated from the Order Date; PROVIDED FURTHER THAT, CIMA shall use commercially reasonable efforts to accommodate "Rush" orders from Novartis. Transportation details will be coordinated between Novartis and CIMA.

      (b) When all appropriate validation and quality control release criteria for a particular shipment of Product, as set forth in the Quality Assurance Agreement, have been met (the "Release Date"), CIMA shall notify Novartis in writing of the expected delivery dates (including details of destination, date and time) to enable delivery and receipt to be coordinated. CIMA shall deliver all orders on a business day to Novartis F.O.B. CIMA, within two (2) weeks of the Release Date. Title and risk of loss to all Product shall pass to Novartis upon delivery of the Product by CIMA to the carrier.

4.3 If for any reason CIMA experiences a shortage of materials required to manufacture products in an OraSolv-Registered Trademark- formulation ("OraSolv-Registered Trademark- products") and CIMA is therefore unable to supply Novartis with the full quantity of Products ordered by it and accepted by CIMA, Novartis shall be entitled to receive that quantity of Products which bears the same proportion to the total quantity of available OraSolv-Registered Trademark- products as the quantity of Products purchased by Novartis from CIMA in the twelve (12) months preceding the supply shortage bears to all orders received by CIMA from other customers for OraSolv-Registered Trademark-products.

4.4 CIMA agrees to use commercially reasonable best efforts to maintain available manufacturing and packaging capacities dedicated to Novartis equivalent to [...***...] above Novartis' then current forecasted production requirements.

4.5 If CIMA fails to deliver the Product in the quantities requested by Novartis within ten (10) business days of the date of delivery as specified in a purchase order, then Novartis shall have the right to cancel the amount of the purchase order which is unfulfilled. Said right shall apply only to the extent that such purchase order is unfulfilled.

4.6 The Product shall be delivered to Novartis as packed finished goods. In addition, Novartis shall have the right to require any special or varied packing that it believes is reasonably necessary to meet the customs and regulatory requirements within the Territory. Incremental costs that can be shown to result directly from any packing changes required by Novartis will be borne by Novartis.

5.     INSPECTION OF SHIPMENTS

Novartis will have the right to inspect the Products and verify their conformity to the order. If Novartis determines that the Products do not conform to the applicable specifications or there are other delivery errors, Novartis shall notify CIMA in writing of all nonconformities that existed at the time of delivery of the Products. Such notification shall be made as soon as reasonably possible after discovery of the nonconformity, but not later than thirty (30) days after delivery of the

Product. Such notice shall specify the reasons for rejection. If Novartis does not reject the Product within thirty (30) days after delivery, Novartis will be deemed to have accepted the Products. After Novartis accepts a Product, or is deemed to have accepted a Product, it shall have no recourse against CIMA except as set forth in Section 8.2 hereof. After notice of rejection is received by CIMA, Novartis shall cooperate with CIMA in determining whether rejection is necessary or justified. CIMA shall notify Novartis as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Novartis, whether it accepts Novartis' basis for rejection. If CIMA accepts Novartis' determination that the Products are nonconforming, CIMA shall replace such Products or credit Novartis' account, at Novartis' discretion, as further set forth in Section 8.2. If CIMA does not accept Novartis' determination that the Products are nonconforming, Novartis and CIMA jointly shall select an independent third party expert to test the Products and determine whether they conform to the applicable specifications. The parties agree that such third party's determination shall be final. The party against whom the third party rules shall bear the reasonable costs of the third party testing. If the third party rules that the Product conforms to the specifications, Novartis shall purchase the Products at the agreed upon price. If the third party rules that the Product is nonconforming, CIMA shall replace the Products or credit Novartis' account, at Novartis' sole discretion.

6.    TRADE SECRETS AND CONFIDENTIALITY

6.1   Both CIMA and NCH agree that subject to the limitations set forth in
Section 6.3, all information disclosed to the other party, whether in oral, written or graphic form, and identified in writing by the disclosing party as confidential shall be deemed "Confidential Information" of the disclosing party. In particular, Confidential Information shall be deemed to include, but not be limited to Results, including any information or documentation relating thereto, any patent application or drawing or potential patent claim, trade secrets, information, ideas, inventions, samples, processes, procedures, methods, formulations, packaging designs and materials, test data, future development plans, Product launch date, technological know-how and engineering, manufacturing, regulatory, marketing, servicing, sales, financing or human resources matters relating to the disclosing party and its business.

6.2 Both parties will take precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties.

6.3 Both CIMA and Novartis agree that, notwithstanding the above, the obligations of confidentiality shall not be deemed to apply to:

      6.3.1 Information which at the time of disclosure is or thereafter becomes generally known or available to the public, through no wrongful act or failure to act on the part of the receiving party.

      6.3.2 Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party as evidenced by written records.

      6.3.3 Information obtained by the receiving party from a third-party source who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party.

      6.3.4 Information that is independently developed by the receiving party without use of confidential information of the other party as evidenced by written records.

      6.3.5 Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party.

      6.3.6 Information that is required to be disclosed pursuant to the law, but only to the extent required to be disclosed; PROVIDED, THAT, the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on the same prior to disclosure.

6.4 During the term of this Agreement and for a period of five (5) years after the expiration or termination of this Agreement (seven (7) years for manufacturing process information) each party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose, other than as authorized in Section 6.3 or as necessary to accomplish the purpose of this Agreement subject to an appropriate binder of confidentiality as set forth in Section 6.5. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that is not consistent with this Agreement or that would constitute a violation of any laws or regulations including, without limitation, the export control laws of the United States. Each party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the other party.

6.5 Both parties will make diligent efforts to ensure that all employees, consultants, agents, subcontractors and manufacturing contractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, will use such information in a manner consistent with the terms of this Agreement and will be bound by the terms set forth in this Article 6. No Confidential Information shall be disclosed to any employees, subcontractors, agents or consultants who do not have a need to receive such information.

6.6 To the extent either party discloses confidential information of the other party to an employee, consultant, subcontractor or manufacturing contractor (collectively "Agents") or permits an Agent to have access to such confidential information, such party shall indemnify the other party for any claims, damages, losses, liabilities, costs or expenses, including reasonable attorneys' fees, incurred by the other party as a result of the indemnifying party's Agent further disclosing or misusing such confidential information.

7.     SAFETY AND HEALTH-RESPONSIBLE CARE

7.1 From time to time CIMA may provide Novartis with safety and health information, including, without limitation, warnings, material safety data sheets, precautionary safety measures, and instructions on proper care, use and handling, storage, and disposal of the Product. Novartis agrees to observe all precautions and instructions provided by CIMA and to communicate all such environmental, safety and health information to its employees.

7.2 Novartis shall follow safe handling, storage, transportation, use, and disposal practices with respect to the Product, including, but not limited to, those required by U.S. federal, state, and local laws, regulations, and ordinances.

7.3 CIMA shall follow safe handling, processing, storage, transportation, use and disposal practices with respect to the Product, including, but not limited to, those required by U.S. federal, state, and local laws, regulations, and ordinances.

8.    QUALITY OF THE PRODUCT; CERTAIN REGULATORY MATTERS

8.1   CIMA hereby represents and warrants that:

      (a) the Product shall be manufactured, packaged and delivered in compliance with the provisions of the Act and FDA's CGMP and the other applicable rules and regulations promulgated under the Act relating to the manufacture and packaging of OTC pharmaceutical products;

      (b) no Product constituting any shipment to Novartis shall be at the time of shipment (i) adulterated or misbranded within the meaning of the Act, or the rules and regulations promulgated thereunder, as such law, rule or regulation is constituted and in effect at the time of any such shipment or
(ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce;

      (c) the Product shall be manufactured, packaged and delivered in compliance with the terms and conditions of the Quality Assurance Agreement;

      (d) it has complied with, and during the term of this Agreement will continue to comply with, the laws, rules and regulations which affect the ability of CIMA to manufacture and package the Product in commercial quantities for use and sale in the Territory;

      (e) its manufacturing and packaging facilities shall remain in compliance with the FDA's CGMP at all times during the term of this Agreement to the extent applicable to the manufacture and packaging of the Product; and

      (f) it shall obtain and maintain all necessary permits, registrations and licenses required to manufacture, package and supply the Products and it shall produce the Products and dispose of all waste in compliance with all applicable environmental laws, regulations, and standards. CIMA makes no representations with respect to the waste disposal practices of its suppliers.

The foregoing warranties are the only warranties made by CIMA with respect to the Product delivered hereunder, and may only be modified or amended by a written instrument signed by a duly authorized officer of CIMA and a duly authorized officer/employee of Novartis. THE EXPRESS WARRANTIES CONTAINED IN THIS ARTICLE 8 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.

8.2 Any Products delivered to Novartis by CIMA which do not conform to the specifications and are rejected within thirty (30) days after delivery as set forth in Article 5, or which are otherwise not in compliance with the warranty made in Section 8.1, shall be replaced, or Novartis' account may be credited, at Novartis' election. The remedy of replacement or credit is available only if such nonconformance was not caused by Novartis' misuse, unauthorized modifications, neglect, improper testing or improper storage, including without limitation storage at inappropriate temperatures, transportation, use beyond any dating provided, by accident, fire or other hazard. THE EXPRESS OBLIGATIONS STATED IN THIS SECTION 8.2 AND IN ARTICLES 5 and 10 ARE IN LIEU OF ALL OTHER LIABILITIES OR OBLIGATIONS OF CIMA FOR DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF CIMA'S PRODUCTS.

8.3 If requested in writing by Novartis, CIMA shall supply at Novartis' reasonable expense Technical Information and methods of manufacture and packaging to Novartis to enable Novartis to fulfill its obligations under this Agreement or to the extent that such information, in Novartis' judgment, is necessary to enable it to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority.

8.4   (a)    If requested in writing by Novartis, CIMA shall permit Novartis to inspect, once per year, during normal business hours and hours during which CIMA is manufacturing Products, CIMA's facilities and records to the extent Novartis deems reasonably necessary to enable Novartis to verify compliance by CIMA with its obligations under this Agreement in relation to the Product and to verify compliance with any statutory or regulatory requirements to which Novartis is subject and which are applicable to the manufacture and/or packaging of the Product. Notwithstanding the foregoing, Novartis shall have the right to inspect CIMA's facilities and records at any time, in the event that there is a quality or regulatory problem with Product.

      (b) If, as a result of any such inspection, Novartis concludes that CIMA is not in compliance with any of the foregoing obligations or requirements, it shall so notify CIMA in writing, specifying such areas of noncompliance in reasonable detail and CIMA shall use its commercially reasonable best efforts to remedy the problems identified.

9.    CHANGES IN CIMA'S MANUFACTURING PROCESSES

9.1 Subject to Section 2.2(a)(ii) hereof and the Quality Assurance Agreement, unless Novartis agrees otherwise in writing, CIMA shall not modify any method or process in the manufacture or packaging of the Product. Any change requires Novartis' prior written consent which consent shall not be unreasonably withheld. CIMA shall comply with all requirements of the Act and CGMP with respect to such modification or change, including providing written notice to Novartis of such modification or change.

9.2 CIMA hereby covenants that, to the best of its knowledge as of the Effective Date, its process for manufacturing and packaging the Product does not infringe any process patent in effect in the Territory. CIMA shall not modify the Product or any process for manufacturing and packaging the Product in any manner that would give rise to any patent infringement liability. If Novartis determines that the change may give rise to patent infringement liability, it shall be permitted to object thereto. If Novartis does so object, CIMA either shall refrain from introducing such change or, notwithstanding any other provision of this Agreement, shall, indemnify and hold Novartis harmless with respect to the potential infringement liability pursuant to Article 11 of the License Agreement.

10.   INDEMNIFICATION

10.1 CIMA agrees to and hereby does indemnify, defend and hold Novartis, Novartis' Affiliates, its officers, directors and shareholders, and its successors and assigns (collectively the "Novartis Indemnified Parties") harmless from and against all claims, liabilities, suits and proceedings, and all damages (other than consequential, incidental, special or indirect damages), losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorney's fees) which the Novartis Indemnified Parties may incur, arising out of any third party claim of property damage or personal injury or death arising from (i) CIMA's negligent or willful misconduct in its performance under this Agreement or (ii) CIMA's breach of warranty hereunder.

10.2 Novartis agrees to and hereby does indemnify, defend and hold CIMA, CIMA's Affiliates, its officers, directors and shareholders, and its successors and assigns (collectively the "CIMA Indemnified Parties") harmless from and against all claims, liabilities, suits and proceedings, and all damages (other than consequential, incidental, special or indirect damages), losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorneys' fees) which the CIMA Indemnified Party may incur, arising our of any third party claim of property damage or personal injury or death arising from (i) Novartis' negligent or willful misconduct in its performance under this Agreement or (ii) any representations made by Novartis or its distributors or agents with respect to the Products.

10.3 The foregoing indemnification obligations of Novartis and CIMA are subject to the following: (a) the indemnifying party must be notified by or on behalf of the indemnified party in writing promptly after a claim is made, a suit is filed or an action or investigation is initiated (each, a "Proceeding") against the indemnified party; (b) the indemnifying party shall be permitted, at its own cost, to defend, control, conduct and prosecute, in the indemnifying party's sole discretion and by counsel of the indemnifying party's choosing, the defense of such Proceeding brought against the indemnified party; (c) except as may otherwise be required by law, the indemnified party shall not compromise the position of the indemnifying party by admission, statements, disclosure or conduct (collectively, "Disclosure") in a way that could prejudice the defense, control, conduct or prosecution of said cause of action (it being understood that no indemnified party shall be deemed to have violated this provision so long as such party has acted in good faith to fulfill its obligations under this provision); and (d) the indemnified party shall cooperate with the indemnifying party in the defense, conduct, prosecution or termination of the Proceeding, including the furnishing of information and the assistance from employees of the indemnified party at the indemnifying party's reasonable request and at no charge to the indemnifying party. With respect to clause (c) above, the indemnified party will provide the indemnifying party with prompt written notice in advance of any such Disclosure being made to permit the indemnifying party to seek an appropriate protective order, restriction on response or withdrawal of the request for Disclosure. If, however, any such request for relief by the indemnifying party is denied or is otherwise unavailable, the relevant indemnified party may make the disclosure without any liability to the indemnifying party.

11.   TERM AND TERMINATION

11.1 This Agreement shall commence on the date hereof and shall continue in effect for a term of [...***...] from the date that this Agreement is signed ("Initial Term") and, thereafter, shall be automatically renewed for successive periods of [...***...]; PROVIDED, HOWEVER, that Novartis may terminate this Agreement, effective not earlier than the end of the Initial Term or, thereafter, at the conclusion of any [...***...] renewal term, by giving CIMA at least [...***...] prior written notice of such termination.

11.2 Novartis shall have the right to terminate this Agreement at no cost, pursuant to Section 12.1 hereof, in the event that CIMA fails to supply conforming Product in accordance with Novartis' firm orders for [...***...].

11.3 In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach is not cured within sixty (60) days after the receipt of written notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to its other rights) to terminate this Agreement without additional penalty, termination fee or cost by giving notice to take effect immediately. In addition, in the event that CIMA commits a material breach of this Agreement, and fails to cure such breach within sixty (60) days of receipt of written notice from Novartis of such breach, Novartis may exercise the remedy set forth in Section 4.2.4 of the License Agreement, which shall be Novartis' sole remedy.

11.4 Either party may terminate this Agreement upon sixty (60) days written notice to the other party in the event of insolvency, assignment for the benefit of creditors, or bankruptcy proceedings by or against the other party unless the other party (a) refrains from filing, or withdraws, any voluntary petition in bankruptcy, (b) prevents the filing, or obtains a dismissal, of any third party involuntary petition in bankruptcy against such party or (c) in some other way resolves its insolvency situation. In the event of termination pursuant to this Section 11.4, Novartis acknowledges and agrees that CIMA shall be entitled to cancel any purchase order accepted prior to the date notice of termination is given and shall not be obligated to ship any Product ordered by Novartis pursuant to such purchase order.

11.5 The termination of this Agreement shall not release Novartis from the obligation to pay any sum that may be owed to CIMA or operate to discharge any liability that had been incurred by any party prior to any such termination, including sums incurred in connection with the manufacture of Products in process at the time of the termination. The termination of this Agreement shall be without prejudice to and shall not affect the right of either party to recover any and all damages to which it may be entitled, or to exercise any other remedies which it might otherwise have under this Agreement.

11.6 Notwithstanding any termination of this Agreement, the provisions of Articles 6, 8, 10, 12, 14, and 15 shall remain in effect.

12.   MEETING PRODUCT SUPPLY DEMANDS; BACK-UP SUPPLIER; RIGHT TO MANUFACTURE

12.1 In the event CIMA is unable to supply conforming Product sufficient to meet Novartis' firm orders made consistent with Section 4.1, Novartis shall have the immediate right to manufacture and package Product with a supplier other than CIMA ("Back-Up Supplier"). Novartis shall act as Back-Up Supplier, utilizing the Novartis Manufacturing Facility, unless Novartis determines, in its sole discretion, that an interruption of Product supply could result if the Novartis Manufacturing Facility is used, in which event, Novartis shall have the right to have a third party supplier of Novartis' choice (and reasonably acceptable to CIMA) act as Back-Up Supplier. CIMA shall cooperate fully with Novartis and the Back-Up Supplier, and shall use commercially reasonable best efforts to enable Back-Up Supplier to qualify and validate the Back-Up Supplier's facilities and to manufacture and package the Product. CIMA shall give Back-Up Supplier prompt and unrestricted access to, or, if requested, CIMA immediately shall provide to Back-Up Supplier, all Technical Information. Any disclosure or use of Technical Information will be subject to the confidentiality restrictions set forth in Article 6 of this Agreement. Back-Up Supplier shall have the right to observe the operation of any laboratory and manufacturing and/or packaging facility of CIMA (subject to CIMA's obligations of confidentiality to third parties) and to have a reasonable number of employees or other representatives of CIMA visit the Back-Up Suppliers' facilities, at Novartis' option and in accordance with a mutually agreed time table, to demonstrate and explain any of the Technical Information and the manufacturing and packaging processes. In the event that Novartis has the Back-Up Supplier manufacture and/or package Product pursuant to this Section 12.1, CIMA shall reimburse Novartis for all costs and related out-of-pocket expenses incurred by

Novartis in validating the manufacture and packaging of the Products at the Back-Up Supplier's facilities.

If CIMA fails to supply conforming Product in accordance with Novartis' firm orders made consistent with Section 4.1 hereof for [...***...], for reasons other than force majeure, Novartis shall have the right to terminate this Agreement at no cost and have the Back-Up Supplier and/or Novartis, if Novartis is not the Back-Up Supplier, manufacture and package all of Novartis' commercial requirements of the Product from that time on.

12.2 If CIMA is unable to supply conforming Product in accordance with Novartis' firm orders made pursuant to and in accordance with the terms and conditions of this Agreement, and as a direct result of CIMA's nonperformance, (i) Novartis is unable to supply Product to the Market Place,
(ii) an out-of-stock condition ensues at the Novartis warehouse and (iii) Novartis receives backorders for the Product, then Novartis shall have the
remedy set forth in Section 4.2.5 of the License Agreement.   Failure by CIMA
to supply Product ordered pursuant to a change order issued to CIMA pursuant to Article 4 hereof which increased the order for the related month above Novartis' forecast shall not be considered nonperformance by CIMA for purposes of this Section 12.2.

12.3  [...***...]

Notwithstanding the foregoing, if the license granted to Novartis under the License Agreement has been converted to a fully paid-up, royalty-free, irrevocable, nonexclusive license under the CIMA Patents and Know-How pursuant to Section 8.5 of the License Agreement and, therefore, Novartis has rights to the Technical Information pursuant to that Section 8.5, Novartis shall not be required to make any payments to CIMA under this Section 12.3 [...***...].

13.   PACKAGING AND LABELING

Packaging and labeling content for Products shall be determined by Novartis in its sole discretion. A representative sample or proof of all packaging materials and labels will be submitted to Novartis for approval prior to initial use. If Novartis wishes to institute changes in artwork, both parties will develop a mutually acceptable implementation schedule and such
changes will be at Novartis' expense.   CIMA shall purchase labeling and
packaging components in accordance with Novartis artwork. CIMA shall not alter, change or in any way modify Novartis supplied artwork for any reason, without prior written consent from Novartis.

14.   RECALLS

Product recalls shall be handled in accordance with the Quality Assurance Agreement.

15.   INSURANCE

CIMA shall obtain and maintain an insurance policy of at least [...***...] in aggregate which covers any and all potential claims, suits, losses expenses or damages arising out of CIMA's manufacturing and packaging obligations under this Agreement. The insurance policy shall name Novartis as an additional insured. Upon Novartis' request, CIMA shall furnish Novartis with certification of insurance evidencing the foregoing, and shall provide at least thirty (30) days prior written notice to Novartis of cancellation or modification.

16.   PUBLICITY

CIMA and Novartis agree not to issue any press release or other public statement disclosing the existence of or relating to this Agreement without prior written consent of the other party; PROVIDED, HOWEVER, that neither CIMA nor Novartis shall be prevented from complying with any duty of disclosure it may have pursuant to law subject to notifying the other party in writing and giving such other party reasonable time to comment on the same prior to disclosure. Notwithstanding the foregoing, Novartis and CIMA each shall have the right to disclose information regarding this Agreement to potential investors and its financial advisors (including allowing such investors and financial advisors to review this Agreement itself); PROVIDED, THAT, the disclosing party has obtained a commercially reasonable confidentiality agreement from each such investor and financial advisor.
CIMA and Novartis agree that the Press Releases attached to the License Agreement as EXHIBIT D are approved for release to the public immediately upon the execution of the License Agreement.

17.   FORCE MAJEURE

17.1 Neither party shall be liable for any failure to deliver or receive, or delay in delivery or receipt of, any shipment when such failure or delay shall be caused (directly or indirectly) by fire; flood; accident; explosion; sabotage; civil commotions; riots; invasions; wars (present or future); acts, restraints, requisitions, regulations, or directions of any governmental authority; compliance by a party with any request of any governmental authority, or any officer, department, agency, or committee thereof; compliance by a party with any request for material represented to be for purposes of (directly or indirectly) producing articles for national defense or national defense facilities; shortage of labor, fuel, power or raw materials; inability to obtain supplies; failures of normal sources of supplies; inability to obtain or delays of transportation facilities; any act of God; or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of a party.

17.2 Except as provided below, if a force majeure event occurs, then the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. If, however, any such event shall delay any shipment hereunder or the receipt thereof for more than thirty (30) days beyond the scheduled delivery date, then (a) if such event is suffered by Novartis and not also by CIMA, CIMA shall have the right, at its option, to cancel such shipment without incurring any liability to Novartis with respect thereto, and (b) if such event is suffered by CIMA and not also by Novartis, Novartis shall have the right to cancel its order and to purchase from a third party the amount of Product ordered without incurring any liability to CIMA with respect thereto until such time as CIMA is able to perform its obligations hereunder. If any such disability exists for more than ninety (90) days, the party not under such disability may terminate this contract without liability to the other party or parties by giving such other party or parties thirty (30) days' prior written notice of termination, and this Agreement shall terminate on such thirtieth (30th) day unless prior thereto the force majeure event ceases to exist and performance under this Agreement resumes and the party or parties giving the notice of termination is/are so notified in writing.

18.   ASSIGNABILITY

Neither party hereto shall assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the necessity for such consent, assign this Agreement or any interest herein or any right hereunder, to any of its Affiliates or successors by merger or sale of all or substantially all of its business unit to which this Agreement relates. This Agreement shall be binding upon any permitted Assignee or successor of either party. Any assignment that is not in accordance with this Article 18 will be void.

19.   WAIVER; SEVERABILITY

19.1 Each party acknowledges and agrees that any party's failure to enforce at any time any of the provisions of this Agreement shall not be deemed to be a waiver of such provisions or of the right of such other party or parties thereafter to enforce each and every such provision.

19.2 The rights and remedies set forth herein shall be the exclusive rights and remedies of the parties, except that nothing herein shall limit the right of CIMA to be paid for Product delivered to, and deemed accepted by, Novartis.

19.3 If and to the extent that any provision of this Agreement is determined by any legislature, court or administrative agency to be in whole or in part invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

20.   GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware as though made and to be fully performed in said State.

21.   NOTICES

All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or hand delivered to the following addresses:

Novartis:           Novartis Consumer Health, Inc.
                    P.O. Box 83288
                    Lincoln, Nebraska   68501

                    Attention:     [...***...]
                    Fax No.   402/467-8606

Copy to:            Novartis Consumer Health, Inc.
                    General Counsel
                    560 Morris Avenue
                    Summit, NJ  07901

CIMA:               CIMA LABS., Inc.
                    10000 Valley View Road
                    Eden Prairie, MN 55344-9361

Attention:          Mr. Jack Khattar
                    Fax  No. (612) 947-8770

Copy to:            Cooley Godward, LLP
                    5 Palo Alto Square
                    3000 El Camino Real
                    Palo Alto, CA  94306

                    Attention:     Barbara Kosacz, Esq.

or to such other addresses as the parties may hereafter advise each other in writing. Any notice, if sent properly addressed, postage prepaid, shall be deemed made seven (7) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or if hand delivered or sent by facsimile transmission.

22.   HEADINGS

The headings of each section in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.

23.   ENTIRE AGREEMENT

This Agreement, including all Annexes attached hereto together with the License Agreement, represent and incorporate the entire understanding among the parties hereto with respect to the subject matter of this Agreement, and each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by any party to the other or others, except such as are expressly herein above set forth.

23.2 Except with respect to the Annexes attached hereto, which may be amended as provided elsewhere in this Agreement, this Agreement shall not be subject to change or modification unless specifically agreed to in writing by both parties.

23.3 The parties recognize that, during the term of this Agreement, a purchase order, acknowledgment form or similar routine document (collectively "Forms") may be used to implement or administer provisions of this Agreement.
 Therefore, the parties agree that the terms of this Agreement prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement.

24.   PARTIES' RELATIONSHIP

Nothing in this Agreement shall create among the parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, both parties now confirm they are independent contractors trading for and on their own behalf.

25.   NOVARTIS AFFILIATES

This Agreement is understood and accepted by CIMA as a general Novartis Agreement that facilitates application to all Novartis Affiliates in the world. Due to Affiliate-specific requirements relating to product supply, it is further recognized and agreed that each Novartis Affiliate will finalize their specific supply details, including Annexes if the Affiliate so elects, separately with CIMA; PROVIDED, HOWEVER, that CIMA agrees [...***...].

26.   COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOVARTIS CONSUMER HEALTH, INC.          CIMA LABS., INC.

By: /s/ [...***...]                     By: /s/ Jack Khattar
   --------------------------------        -------------------------------------
[...***...]                             Name:   Jack Khattar
Vice President Product Supply,               -----------------------------------
North America                           Title:  Vice President
                                              ----------------------------------


Date:                                   Date:
      -----------------------------          -----------------------------------